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                                                                      Exhibit 21

                 SUBSIDIARIES OF GRAND HAVANA ENTERPRISES, INC.

               Each of the following is a 100% owned subsidiary of Grand Havana Enterprises, Inc.


               Name                                Jurisdiction of Incorporation
               ----                                -----------------------------
Love's Enterprises, Inc.                                California
Grand Havana Room-- Delaware, Inc.                      Delaware
Grand Havana Room-- New York, Inc.                      New York
Grand Havana Room-- Washington, Corp.                   District of Columbia
On Canon, Inc.                                          California
Hopping Jalapeno, Inc.                                  California
Grand Havana Room-- California, Inc.
  (formerly, Havana, Inc.)                              California
Grand Havana House of Cigars
  (formerly, Club Havana, Inc.)                         Delaware